Filed Pursuant to Rule 433
Registration No. 333-268495
April 9, 2024

PRICING TERM SHEET

$850,000,000 5.200% Senior Notes due 2027

$850,000,000 5.150% Senior Notes due 2030

$1,300,000,000 5.400% Senior Notes due 2034

$1,500,000,000 5.750% Senior Notes due 2054

$1,000,000,000 5.900% Senior Notes due 2064

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in those documents. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Diamondback Energy, Inc.

Securities:
5.200% Senior Notes due 2027 (the “2027 Notes”)
5.150% Senior Notes due 2030 (the “2030 Notes”)
5.400% Senior Notes due 2034 (the “2034 Notes”)
5.750% Senior Notes due 2054 (the “2054 Notes”)
5.900% Senior Notes due 2064 (the “2064 Notes”)

Format:	SEC Registered

Trade Date:	April 9, 2024

Settlement Date:	April 18, 2024 (T+7)

It is expected that delivery of the Notes will be made against payment therefor on or about April 18, 2024, which is the 7th business day following the Trade Date (such settlement cycle being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Baa2 (Stable)
S&P: BBB- (Positive)
Fitch: BBB (Positive)

Principal Amount:	2027 Notes: $850,000,000 2030 Notes: $850,000,000 2034 Notes: $1,300,000,000 2054 Notes: $1,500,000,000 2064 Notes: $1,000,000,000

Maturity Date:	2027 Notes: April 18, 2027 2030 Notes: January 30, 2030 2034 Notes: April 18, 2034 2054 Notes: April 18, 2054 2064 Notes: April 18, 2064

Benchmark Treasury:
2027 Notes: UST 4.250% due March 15, 2027
2030 Notes: UST 4.125% due March 31, 2029
2034 Notes: UST 4.000% due February 15, 2034
2054 Notes: UST 4.750% due November 15, 2053
2064 Notes: UST 4.750% due November 15, 2053

Benchmark Treasury Price/Yield:	2027 Notes: 99-04+ / 4.566% 2030 Notes: 98-27 / 4.386% 2034 Notes: 97-01+ / 4.372% 2054 Notes: 104-11 / 4.483% 2064 Notes: 104-11 / 4.483%

Spread to Benchmark Treasury:	2027 Notes: +65 bps 2030 Notes: +80 bps 2034 Notes: +107 bps 2054 Notes: +127 bps 2064 Notes: +142 bps

Yield to Maturity:	2027 Notes: 5.216% 2030 Notes: 5.186% 2034 Notes: 5.442% 2054 Notes: 5.753% 2064 Notes: 5.903%

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Price to Public:
2027 Notes: 99.956% of principal amount, plus accrued interest, if any from April 18, 2024
2030 Notes: 99.830% of principal amount, plus accrued interest, if any from April 18, 2024
2034 Notes: 99.679% of principal amount, plus accrued interest, if any from April 18, 2024
2054 Notes: 99.957% of principal amount, plus accrued interest, if any from April 18, 2024
2064 Notes: 99.954% of principal amount, plus accrued interest, if any from April 18, 2024

Coupon:	2027 Notes: 5.200% per annum 2030 Notes: 5.150% per annum 2034 Notes: 5.400% per annum 2054 Notes: 5.750% per annum 2064 Notes: 5.900% per annum

Interest Payment Dates:
2027 Notes: April 18 and October 18, commencing October 18, 2024
2030 Notes: January 30 and July 30, commencing July 30, 2024
2034 Notes: April 18 and October 18, commencing October 18, 2024
2054 Notes: April 18 and October 18, commencing October 18, 2024
2064 Notes: April 18 and October 18, commencing October 18, 2024

Record Dates:	2027 Notes: April 3 and October 3 2030 Notes: January 15 and July 15 2034 Notes: April 3 and October 3 2054 Notes: April 3 and October 3 2064 Notes: April 3 and October 3

Special Mandatory Redemption
If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement or (y) we notify the Trustee that we will not pursue the consummation of the Endeavor merger, we will be required to redeem the mandatorily redeemable notes at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date. The 2054 Notes are not subject to the special mandatory redemption.

Optional Redemption:
2027 Notes: At any time prior to March 18, 2027, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 10 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after March 18, 2027, at 100% of the principal amount plus accrued interest to the redemption date.

2030 Notes: At any time prior to December 30, 2029, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 15 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after December 30, 2029, at 100% of the principal amount plus accrued interest to the redemption date.

2034 Notes: At any time prior to January 18, 2034, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 20 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after January 18, 2034, at 100% of the principal amount plus accrued interest to the redemption date.

2054 Notes: At any time prior to October 18, 2053, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 20 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after October 18, 2053, at 100% of the principal amount plus accrued interest to the redemption date.

2064 Notes: At any time prior to October 18, 2063, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after October 18, 2063, at 100% of the principal amount plus accrued interest to the redemption date.

CUSIP/ISIN:	2027 Notes: 25278X AX7/ US25278XAX75 2030 Notes: 25278X AY5 / US25278XAY58 2034 Notes: 25278X AZ2 / US25278XAZ24 2054 Notes: 25278X BA6 / US25278XBA63 2064 Notes: 25278X BB4 / US25278XBB47

Joint Book-Running Managers:	Citigroup Global Markets Inc.
BofA Securities, Inc.
TD Securities (USA) LLC
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc.
BOK Financial Securities, Inc.
Capital One Securities, Inc.
Comerica Securities, Inc.
J.P. Morgan Securities LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

***

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, BofA Securities, Inc. toll-free at 1-800-294-1322 or TD Securities (USA) LLC toll free at 1-855-495-9846.